For further information, please contact:
                                                               Eric S. Weinstein
                                                   VP, Strategic Planning and IR
                                                 Centennial Communications Corp.
                                                          3349 Route 138, Bldg A
                                                                  Wall, NJ 07719
                                                                  (732) 556-2220

                    CENTENNIAL COMMUNICATIONS CORP. ANNOUNCES
                              THIRD QUARTER RESULTS

Wall, New Jersey - March 17, 2004 - Centennial Communications Corp. (the "Company") (Nasdaq: CYCL) today announced results for the quarter ended February 29, 2004.

Consolidated revenues grew 14% from the same quarter last year to $207.4 million. Net loss was $30.3 million for the third quarter as compared to a net loss of $159.6 million for the same quarter last year. Adjusted operating income (previously referred to as "adjusted EBITDA") was $81.3 million, a 19% increase from the same quarter last year. Adjusted operating income is net income (loss) before interest, taxes, depreciation, amortization, loss (gain) on disposition of assets, minority interest in (income) loss of subsidiaries, income from equity investments, loss on impairment of assets, other income (expense) and special non-cash charge. Please refer to Exhibit A -- "Non-GAAP Financial Measures."

The Company's wireless subscribers at February 29, 2004 were 1,027,500, compared to 929,700 on the same date last year, an increase of 11%. U.S. Wireless subscribers increased by 1,600 from the quarter ended November 30, 2003, aided by national rate plans. Caribbean Wireless subscribers increased 28,700 as compared to the quarter ended November 30, 2003, due primarily to strong growth of postpaid subscribers. Caribbean Broadband switched access lines reached 48,100 and dedicated access line equivalents were 205,300 at February 29, 2004, up 21% and 15%, respectively, from February 28, 2003. Cable television subscribers were 73,600 at February 29, 2004, down 4,900 from the same quarter last year.

"Once again this quarter we are proud to report double-digit growth in both revenue and adjusted operating income. We are particularly proud of the performance of our retail business in the U.S., which generated service revenue growth of 17%. This growth resulted from a 3% increase in subscribers and from an improvement in service revenue per subscriber. Our Caribbean operations also posted noteworthy results; revenue grew by 20% and adjusted operating income by 31% versus the same quarter last year." said Michael J. Small, chief executive officer.

For the quarter, U.S. Wireless revenues were $90.3 million and U.S. Wireless adjusted operating income was $37.2 million. U.S. Wireless adjusted operating income increased by 8% from the same quarter last year despite reduced roaming revenue of approximately $5.4 million. Service revenue per subscriber increased to $44 for the three months ended February 29, 2004 from $39 for the same period in the prior year, primarily due to the introduction of national rate plans. Service revenue is total revenue excluding roaming revenue and equipment sales.

For the quarter, total Caribbean (consisting of the Caribbean Wireless and Caribbean Broadband segments) revenues were $117.1 million and total Caribbean adjusted operating income was $44.1 million. Total Caribbean adjusted operating income for the quarter was up 31% from the same quarter last year. Caribbean Wireless revenues for the quarter reached $78.0 million, an increase of 20% from the same quarter last year. Caribbean Wireless adjusted operating income for the quarter was $29.0 million, an increase of 21% from the same quarter last year. Caribbean Broadband revenues for the quarter were $41.9 million and Caribbean Broadband adjusted operating income reached $15.0 million, up 21% and 56% from the same quarter last year, respectively.

Consolidated capital expenditures for the quarter ended February 29, 2004 were $37.6 million or 18% of revenue. Net debt at February 29, 2004 was $1,704.9 million as compared to $1,699.7 million at February 28, 2003.

For the quarter, the Company's net loss of $30.3 million includes a tax provision of $6.5 million, resulting from book/tax differences and foreign taxes.

Recent Financing Activity

In February, Centennial Communications consummated refinancing transactions consisting of a new $750 million senior secured credit facility and a private placement of $325 million of 8 1/8% Senior Notes due 2014. The new senior secured credit facility is comprised of a $600 million, seven-year term loan maturing in 2011 and a $150 million, six-year revolving credit facility maturing in 2010. The new financings extend the weighted average maturities of the Company's long-term debt by over two years and eliminate approximately $600 million in scheduled amortization payments over the next four years. As a result of these transactions, the Company's weighted average total cost of debt has decreased from approximately 8.50% to approximately 7.75%. Term loan borrowings under the new senior secured credit facility, together with proceeds of the senior notes, were used to refinance and replace the Company's existing senior secured credit facilities; repurchase all of the Company's outstanding unsecured subordinated notes due 2009 accruing paid-in-kind interest at a rate of 13.0%; repurchase and/or redeem $70 million aggregate principal amount of the Company's outstanding $370 million 10.75% senior subordinated notes due 2008 and pay related fees and expenses.

Revised  Fiscal  2004  Guidance

The Company is raising its prior guidance to reflect positive business trends through the third quarter. We now expect adjusted operating income to grow by a minimum of 10% in fiscal 2004 over the $295.7 million result for 2003; this revises prior guidance of 5-10% growth in adjusted operating income. This increased growth in adjusted operating income is expected despite, a projected reduction of approximately $25 million in the U.S. Wireless roaming revenues in 2004 from the level experienced in 2003. This updates prior guidance of an estimated $20 million reduction in U.S. Wireless roaming revenues. The Company now expects capital expenditures of approximately $135 million in fiscal 2004 versus prior guidance of approximately $125 million. The Company has not included a reconciliation of projected adjusted operating income since projections for some components of such reconciliation are not possible to project at this time.

In addition to the financial results determined in accordance with Generally Accepted Accounting Principles ("GAAP"), this press release contains a non-GAAP financial measure, adjusted operating income. This non-GAAP financial measure should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. Reconciliations of this non-GAAP financial measure to comparable GAAP measures are provided in Exhibit A to this press release.

Conference Call Information

As  previously  announced,  the  Company  plans to  conduct  a  conference  call concerning the results today beginning at 8:30 a.m. EST. The conference call will be simultaneously webcast over the Internet. Access to the webcast is available through the Company's website at www.centennialwireless.com, click on "Investor Relations." The conference call will also be available at www.streetevents.com. A replay of the call will be available at both sites through March 31, 2004.

About Centennial
----------------

Centennial is one of the largest independent wireless telecommunications service providers in the United States and the Caribbean with approximately 17.3 million Net Pops and approximately 1,027,500 wireless subscribers. Centennial's U.S. operations have approximately 6.1 million Net Pops in small cities and rural areas. Centennial's Caribbean integrated communications operation owns and operates wireless licenses for approximately 11.2 million Net Pops in Puerto Rico, the Dominican Republic and the U.S. Virgin Islands, and provides voice, data, video and Internet services on broadband networks in the region. Welsh, Carson, Anderson & Stowe and an affiliate of the Blackstone Group are controlling shareholders of Centennial. For more information regarding Centennial, please visit our websites at www.centennialwireless.com, www.centennialpr.com and www.centennialrd.com.

Cautionary statement for purposes of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995: Information in this release that involves Centennial's expectations, beliefs, hopes, plans, projections, estimates, intentions or strategies regarding the future are forward-looking statements. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the Company's actual results to differ materially from those projected in such forward-looking statements. These risks, assumptions and uncertainties include, but are not limited to: our substantial debt obligations; the availability and cost of additional capital to fund our operations, including the need to refinance and/or amend existing indebtedness; restrictive covenants and consequences of default contained in our financing arrangements, which place limitations on how we conduct business; the competitive nature of the telecommunications industry in the areas in which we operate, including, without limitation, the effect of existing and new competitors, including competitors that may have a lower cost basis or greater resources than we do, competitors that may offer less expensive products than we do and competitors that may offer more technologically advanced products than we do; market prices for the products and services we offer may continue to decline in the future; general economic, business, political and social conditions in the areas in which we operate, including the less developed Caribbean region, including the effects of world events on tourism in the Caribbean; continued overbuilding by personal communications service providers in our U.S. wireless markets and the effects of increased competition in our markets, which may cause a reduction in roaming revenues, increased subscriber cancellations, a continued reduction of prices charged and lower average revenue per subscriber; fluctuations in currency values; our dependence on roaming agreements for a material portion of our U.S. wireless revenues and the continued price declines in roaming rates and potential reduction of roaming minutes of use; our ability to attract and retain qualified personnel; the fact that our coverage areas are not as extensive as those of other wireless operators which may limit our ability to attract and retain customers; the effects of consolidation in the wireless communications industry; the effects of governmental regulation of the telecommunications industry; the capital intensity of the telecommunications industry, including our plans to make significant capital expenditures during the coming years to continue to build out and upgrade our networks and the availability of additional capital to fund these capital expenditures; declining rates for international long distance traffic; opportunities for growth through acquisitions and investments and our ability to manage this growth; changes and developments in technology, including our ability to upgrade our networks to remain competitive and our ability to anticipate and react to frequent and significant technological changes; our ability to effectively manage subscriber cancellations, particularly in light of regulations that took effect November 2003 requiring wireless companies to permit the phone numbers that they allocate to their customers to be portable when the customer switches to another carrier, which may increase customer churn and present technological difficulties; local operating hazards and risks in the areas in which we operate, including without limitation, hurricanes, tornadoes, windstorms and other natural disasters; our ability to manage, implement and monitor billing and operational support systems; potential litigation relating to using wireless telephones while operating an automobile and the potential reduction of wireless usage due to legislation restricting usage while driving; potential litigation relating to possible health effects of radio frequency transmission; the relative illiquidity and corresponding volatility of our common stock and our ability to raise equity capital; the control of us retained by certain of our stockholders and anti-takeover provisions; and other risks referenced from time to time in the Company's filings with the Securities and Exchange Commission. All forward-looking statements included in this release are based upon information available to Centennial as of the date of the release, and we assume no obligation to update or revise any such forward-looking statements.

                       CENTENNIAL COMMUNICATIONS CORP.
                     FINANCIAL DATA AND OPERATING STATISTICS
                                February 29, 2004
                      ($000's, except per subscriber data)


                                              Three Months Ended            Nine Months Ended
                                               ------------------         -----------------
                                             Feb-04       Feb-03             Feb-04       Feb-03
                                             ------       ------             ------       ------

U.S. WIRELESS
-------------
Postpaid Wireless Subscribers                     530,100      516,900      530,100     516,900
Prepaid Wireless Subscribers                       22,800       22,000       22,800      22,000
                                                  -------      -------      -------     -------
Total Wireless Subscribers                        552,900      538,900      552,900     538,900
Net Gain (Loss) - Wireless Subscribers              1,600        8,800       12,000      (1,400)
Revenue per Average Wireless Customer                 $54          $53          $56         $55
Service Revenue Per Average Wireless Customer         $44          $39          $44         $40
Roaming Revenue                                   $11,194      $16,632      $40,941     $60,764
Penetration - Total Wireless                         9.0%         9.0%         9.0%        9.0%
Postpaid Churn - Wireless                            2.1%         2.2%         2.0%        2.0%
Prepaid & Postpaid Churn - Wireless                  2.5%         2.5%         2.4%        2.4%
Monthly MOU's per Wireless Customer                   291          251          293         248
Cost to Acquire                                      $290         $284         $291        $336
Capital Expenditures                              $14,393       $7,576      $38,846     $25,762


 CARIBBEAN
 ------------

 Postpaid Wireless Subscribers                    347,100      277,600      347,100     277,600
 Prepaid Wireless Subscribers                     124,300      107,500      124,300     107,500
 Home Phone Wireless Subscribers                    3,200        5,700        3,200       5,700
                                                  -------      -------      -------     -------
 Total Wireless Subscribers                       474,600      390,800      474,600     390,800
 Net Gain (Loss) - Wireless Subscribers  (1)       28,700       24,100       76,000      24,300
 Revenue per Average Wireless Customer                $56          $57          $58         $58
 Penetration - Total Wireless                        3.7%         3.0%         3.7%        3.0%
 Postpaid Churn - Wireless                           2.8%         2.4%         2.4%        2.8%
 Prepaid  Churn - Wireless                           5.4%         5.3%         5.3%        5.1%
 Prepaid & Postpaid Churn - Wireless                 3.5%         3.2%         3.2%        3.5%
 Monthly MOU's per Wireless Customer                  897          741          905         695
 Cable Television Subscribers                      73,600       78,500       73,600      78,500
 Fiber Route Miles                                  1,663        1,521        1,663       1,521
 Switched Access Lines                             48,114       39,756       48,114      39,756
 Dedicated Access Line Equivalents (2)            205,297      177,938      205,297     177,938
 On-Net Buildings                                   1,114          910        1,114         910
 Capital Expenditures                             $23,196      $17,511      $60,574     $66,843


REVENUES
-------------

U.S. Wireless                                     $90,320      $84,713     $274,732    $264,069
                                                  -------      -------      -------     -------
Caribbean - Wireless                              $77,999      $65,078     $228,514    $192,350
Caribbean - Broadband                             $41,923      $34,768     $120,093    $105,276
Caribbean - Intercompany                          ($2,850)     ($2,529)     ($9,540)    ($7,052)
                                                  -------      -------      -------     -------
Total Caribbean                                  $117,072      $97,317     $339,067    $290,574
                                                  -------      -------      -------     -------
Consolidated                                     $207,392     $182,030     $613,799    $554,643
                                                  =======      =======      =======     =======

Adjusted Operating Income (3)
------------------------
U.S. Wireless                                     $37,199      $34,338     $112,133    $119,007
                                                  -------      -------      -------     -------
Caribbean - Wireless                              $29,018      $24,054      $91,611     $67,910
Caribbean - Broadband                             $15,035       $9,659      $40,592     $27,728
                                                  -------      -------      -------     -------
Total Caribbean                                   $44,053      $33,713     $132,203     $95,638
                                                  -------      -------      -------     -------
Consolidated                                      $81,252      $68,051     $244,336    $214,645
                                                  =======      =======      =======     =======

NET DEBT
-------------

Total Debt Less Cash                           $1,704,900   $1,699,700   $1,704,900  $1,699,700
                                                ---------    ---------    ---------   ----------

          (1) Includes a reduction of 30,200 subscribers in the nine months ended February 2003 from the divested Centennial Digital Jamaica operations.

          (2) Includes a reduction of 32,000 dedicated access line equivalents for the three months ended February 29, 2004 due to the sale of an OC-48 in November 2003 that had been previously counted as a fully active circuit. The correct number of dedicated access line equivalents for the three months ended November 30, 2003 would have been 198,000.

          (3) Adjusted operating income is net income (loss) before interest, taxes, depreciation, amortization, loss (gain) on disposition of assets, minority interest in (income) loss of subsidiaries, income from equity investments, loss on impairment of assets, other income (expense) and special non-cash charge. Please refer to Exhibit A - "Non-GAAP Financial Measures."



                                CENTENNIAL COMMUNICATIONS CORP. AND SUBSIDIARIES
                                           CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Amounts in thousands, except per share data)


                                            Three Months Ended                 Nine Months Ended
                                           ------------------                    ------------
                                        February 29,    February 28,        February 29,     February 28,
                                         2004              2003             2004                2003
                                         ----              ----              ----              ----

REVENUE:

     Service revenue                   $ 198,903        $ 173,978         $ 590,252         $ 535,216
     Equipment sales                       8,489            8,052            23,547            19,427
                                         -------          -------           -------           -------
                                         207,392          182,030           613,799           554,643
                                         -------          -------           -------           -------


COSTS AND EXPENSES:
     Cost of services                     40,941           36,794           122,738           116,925
     Cost of equipment sold               22,016           21,467            65,712            52,173
     Sales and marketing                  23,169           24,026            69,475            71,482
     General and administrative           40,014           31,692           111,538           104,418
     Depreciation and amortization        34,640           35,855           104,702           106,982
     Loss on impairment of assets              -          189,492                 -           189,492
     Loss (gain) on disposition of assets    249             (464)              211            (2,357)
                                         -------          -------           -------           -------
                                         161,029          338,862           474,376           639,115
                                         -------          -------           -------           -------



OPERATING INCOME (LOSS)                   46,363         (156,832)          139,423           (84,472)
                                         -------          -------           -------           -------


INCOME FROM EQUITY INVESTMENTS                24               33                52               166
INTEREST EXPENSE - NET                   (41,742)         (36,331)         (125,367)         (111,598)
LOSS ON EXTINGUISHMENT OF DEBT           (28,625)               -           (36,160)                -
OTHER INCOME (EXPENSE)                       232             (771)             (369)             (877)
                                         -------          -------           -------           -------


   LOSS BEFORE INCOME TAX EXPENSE
         AND MINORITY INTEREST           (23,748)        (193,901)          (22,421)         (196,781)

INCOME TAX (EXPENSE) BENEFIT              (6,459)          34,324           (13,778)           23,318
                                          -------         -------           -------           -------

   LOSS BEFORE MINORITY INTEREST         (30,207)        (159,577)          (36,199)         (173,463)



MINORITY INTEREST IN (INCOME) LOSS
OF SUBSIDIARIES                             (126)            -              (36,607)         (173,292)
                                         -------         --------           -------           -------

   NET LOSS                            $ (30,333)      $ (159,577)         $(36,607)       $ (173,292)
                                         =======          =======           =======           =======

LOSS PER COMMON SHARE:
       BASIC AND DILUTED                 $ (0.29)         $ (1.67)          $ (0.37)          $ (1.81)
                                         =======          =======           =======            =======


EXHIBIT A -- NON-GAAP FINANCIAL MEASURES

     Regulation G, "Conditions for Use of Non-GAAP Financial Measures," and other provisions of the Securities Exchange Act of 1934, as amended, define and prescribe the conditions for use of certain non-GAAP financial information. Throughout this press release, we present certain financial measures that are not calculated and presented in accordance with GAAP, including "adjusted operating income." We previously referred to this non-GAAP financial measure in our filings with the United States Securities and Exchange Commission ("SEC"), press releases and other communications with investors as "adjusted EBITDA." The change to "adjusted operating income" is a change in name only and we have not changed the way we calculate current or prior results with respect to this financial measure.

     We view adjusted operating income as an operating performance measure, and as such we believe that the GAAP financial measure most directly comparable to it is net income or net loss. In calculating adjusted operating income, we exclude from net income or net loss the financial items that we believe have less significance to the day-to-day operation of our business. We have outlined below the type and scope of these exclusions and the limitations on the use of this non-GAAP financial measure as a result of these exclusions. Adjusted operating income is not an alternative to net income, operating income or cash flows from operating activities as calculated and presented in accordance with GAAP. Investors and potential investors in our securities should not rely on adjusted operating income as a substitute for any GAAP financial measure. In addition, our calculation of adjusted operating income may or may not be consistent with that of other companies. We strongly urge investors and potential investors in our securities to review the reconciliation of adjusted operating income to the comparable GAAP financial measures that are included in this press release and our SEC filings and not to rely on any single financial measure to evaluate our business.

     Adjusted operating income is used by our management as a supplemental financial measure to evaluate the performance of our business that, when viewed with our GAAP results and the accompanying reconciliations, we believe provides a more complete understanding of factors and trends affecting our business than the GAAP results alone. Management also uses this financial measure as one of several criteria to determine the achievement of performance-based cash bonuses. We also regularly communicate our adjusted operating income to the public through our earnings releases because it is the financial measure commonly used by analysts that cover our industry and our investor base to evaluate our performance. We understand that analysts and investors regularly rely on non-GAAP financial measures, such as adjusted operating income, to provide a financial measure by which to compare a company's assessment of its operating performance against that of other companies in the same industry. This non-GAAP financial measure is helpful in more clearly reflecting the sales of our products and services, as well as highlighting trends in our core businesses that may not otherwise be apparent when relying solely on GAAP financial measures, because this non-GAAP financial measure eliminates from earnings financial items that have less bearing on our performance. In addition, as our calculation of adjusted operating income is similar, but not identical, to certain financial ratios that are used in the financial covenants of our New Senior Credit Facility and the indentures governing our Senior Subordinated Notes due 2008, Senior Notes due 2013 and Senior Notes due 2014, and since we do not publicly disclose the calculations of these financial ratios, adjusted operating income is the most comparable financial measure that is readily available to investors to evaluate our compliance with our financial covenants.

     The term "adjusted operating income" as used in this press release refers to, for any period, net income (loss) before interest, taxes, depreciation, amortization, loss (gain) on disposition of assets, minority interest in
(income) loss of subsidiaries, income from equity investments, loss on impairment of assets, other income (expense) and special non-cash charge.

     Set forth below are descriptions of the financial items that have been excluded from our net income (loss) to calculate adjusted operating income and the material limitations associated with using this non-GAAP financial measure as compared to the use of the most directly comparable GAAP financial measure:

     o The amount of interest expense we incur is significant and reduces the amount of funds otherwise available to use in our business and, therefore, is important for investors to consider. However, management does not consider the amount of interest expense when evaluating our core operating performance.

     o Management does not consider income tax expense when considering the profitability of our core operations. Nevertheless, the amount of taxes we are required to pay reduces the amount of funds otherwise available for use in our business and thus may be useful for an investor to consider.

     o Depreciation and amortization are important for investors to consider, even though they are non-cash charges, because they represent generally the wear and tear on our property, plant and equipment, which produce our revenue. We do not believe these charges are indicative of our core operating performance.

     o Loss (gain) on the disposition of assets may increase or decrease the cash available to us and thus may be important for an investor to consider. We are not in the business of acquiring or disposing of assets and, therefore, the effect of the disposition of assets may not be comparable from year-to-year. We believe such gains or losses recorded on the disposition of an asset do not reflect the core operating performance of our business.

     o Minority interest in (income) loss of subsidiaries relates to our minority investors' proportionate share of income or losses in our non-wholly owned subsidiaries, which generated non-cash charges to our operating results. Operating results attributable to these minority investors' investments do not necessarily result in any direct, immediate benefit or detriment to us and, therefore, we believe it would be helpful for an investor to exclude such items to better reflect our core operating performance.

     o Income from equity investments relates to our proportionate share of income or loss from the entities in which we hold minority interests. We do not control these entities and, as such, do not believe the income we receive from such entities is indicative of our core operating performance.

     o Loss on impairment of assets is a non-cash charge incurred as a result of changes in the valuations of our assets. Although it is important to recognize that some of our assets have decreased in value, we do not believe it is indicative of our core operating performance.

     o Other (income) expense relates to foreign currency translation losses in our operations in the Dominican Republic because some of our revenue in the Dominican Republic is collected and expenses are paid in local currency, the DR peso. Although foreign currency translation gains or losses have a cash effect on our results, because some of our costs incurred in the Dominican Republic are paid in U.S. dollars, by excluding them we are better able to evaluate the real effects of changes in our core operating performance.

     o The special non-cash charge relates to disputed billings that arose in prior fiscal years with the Puerto Rico Telephone Company ("PRTC"). We recorded this charge in the second quarter of fiscal 2003 as a result of developments in these disputes at that time and the protracted negotiations with the PRTC concerning the disputed billings. While these charges reduced cash available to us, due to newly negotiated interconnection rates with the PRTC, we believe disputed charges will become less material in future periods.

     Management compensates for the above-described limitations of using a non-GAAP financial measure by using this non-GAAP financial measure only to supplement our GAAP results to provide a more complete understanding of the factors and trends affecting our business.

     The following table sets forth a reconciliation of net loss to adjusted operating income for our consolidated results.

    RECONCILIATION OF CONSOLIDATED NET LOSS TO ADJUSTED OPERATING INCOME


                                                                    THREE MONTHS ENDED              NINE MONTHS ENDED
                                                               FEBRUARY 29,   FEBRUARY 28,    FEBRUARY 29,   FEBRUARY 28,
                                                               ----------------------------------------------------------
                                                                   2004           2003            2004           2003
                                                                   ----           ----            ----           ----
                            (In thousands)                             (Unaudited)                    (Unaudited)
          NET LOSS                                              $  (30,333)    $ (159,577)     $   (36,607)   $  (173,292)
          Minority interest in income (loss) of subsidiaries           126              -              408           (171)
          Income tax expense (benefit)                               6,459        (34,324)          13,778        (23,318)
          Other (income) expense                                      (232)           771              369            877
          Interest expense, net                                     70,367         36,331          161,527        111,598
          Income from equity investments                               (24)           (33)             (52)          (166)
                                                                   -------        -------          -------        -------
          Operating income (loss)                                   46,363       (156,832)         139,423        (84,472)
          Loss on impairment of assets                                   -        189,492                -        189,492
          Loss (gain) on disposition of assets                         249           (464)             211         (2,357)
          Special non-cash charge                                        -              -                -          5,000
          Depreciation and amortization                             34,640         35,855          104,702        106,982
                                                                   -------        -------          -------        -------
          ADJUSTED OPERATING INCOME                             $   81,252     $   68,051      $   244,336    $   214,645
                                                                   =======        =======          =======        =======



Our business segments were determined in accordance with GAAP. Our management measures the operating performance of each of our business segments based on adjusted operating income. Adjusted operating income is the measure of profit or loss reviewed by the chief operating decision maker when assessing the performance of each segment and making decisions about the resources to allocate to each segment. Under current SEC rules for non-GAAP financial measures, adjusted operating income as used with respect to our business segments is not required to be reconciled to a GAAP financial measure. We have, however, also provided in the following tables a reconciliation of operating income to adjusted operating income for each of our business segments.

U.S. WIRELESS

RECONCILIATION OF OPERATING INCOME TO ADJUSTED OPERATING INCOME

                                                                 THREE MONTHS ENDED             NINE MONTHS ENDED
                                                             FEBRUARY 29,   FEBRUARY 28,   FEBRUARY 29,    FEBRUARY 28,
                                                             ----------------------------------------------------------
                                                                 2004           2003           2004            2003
                                                                 ----           ----           ----            ----
                               (In thousands)                        (Unaudited)                   (Unaudited)
                  Operating income                            $   28,123     $   24,987     $   84,813      $   91,021
                  (Gain) loss on disposition of assets               (62)           105             37             102
                  Depreciation and amortization                    9,138          9,246         27,283          27,884
                                                                 -------        -------        -------          ------
                  ADJUSTED OPERATING INCOME                   $   37,199     $   34,338     $  112,133      $  119,007
                                                                 =======        =======        =======         =======

CARIBBEAN WIRELESS

RECONCILIATION OF OPERATING INCOME TO ADJUSTED OPERATING INCOME

                                                                 THREE MONTHS ENDED             NINE MONTHS ENDED
                                                             FEBRUARY 29,   FEBRUARY 28,   FEBRUARY 29,    FEBRUARY 28,
                                                             ----------------------------------------------------------
                                                                 2004           2003           2004            2003
                                                                 ----           ----           ----            ----
                               (In thousands)                        (Unaudited)                   (Unaudited)
                  Operating income                            $  15,991      $  10,464      $  52,178       $  22,134
                  (Gain) loss on disposition of assets                -           (178)            53          (2,057)
                  Special non-cash charge                             -              -              -           4,389
                  Depreciation and amortization                  13,027         13,768         39,380          43,444
                                                                -------        -------        -------         -------
                  ADJUSTED OPERATING INCOME                   $  29,018      $  24,054      $  91,611       $  67,910
                                                                =======        =======        =======         =======

CARIBBEAN BROADBAND

RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED OPERATING INCOME

                                                                 THREE MONTHS ENDED             NINE MONTHS ENDED
                                                             FEBRUARY 29,   FEBRUARY 28,   FEBRUARY 29,    FEBRUARY 28,
                                                             ----------------------------------------------------------
                                                                 2004           2003           2004            2003
                                                                 ----           ----           ----            ----
                               (In thousands)                        (Unaudited)                   (Unaudited)
                  Operating income (loss)                     $    2,249     $ (192,283)    $    2,432      $ (197,627)
                  Loss on impairment of assets                         -        189,492              -         189,492
                  Loss (gain) on disposition of assets               311           (391)           121            (402)
                  Special non-cash charge                              -              -              -             611
                  Depreciation and amortization                   12,475         12,841         38,039          35,654
                                                                 -------        -------        -------         -------
                  ADJUSTED OPERATING INCOME                   $   15,035     $    9,659     $   40,592      $   27,728
                                                                 =======        =======        =======         =======
